Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

Vice President, Finance and Chief Financial Officer

LeCroy Corporation

Tel: 845-425-2000

LeCroy Reports Continued Year-Over-Year Revenue Growth

on Strong Oscilloscope Sales for Third Quarter of Fiscal 2008

Company Reports Improved Profitability and Record Cash Generation;

Reiterates Guidance for Fiscal 2008

CHESTNUT RIDGE, NY, April 16, 2008 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its third quarter ended March 29, 2008 (“third quarter of fiscal 2008”).

The highlights of the Company’s year-over-year (“YOY”) financial performance for the third quarter of fiscal 2008 are as follows:

(In millions, except per share data and percentages)	Q3 FY08 GAAP	Q3 FY07 GAAP	Q3 FY08 non-GAAP*	Q3 FY07 non-GAAP*	YOY Change non-GAAP*
Revenue	$40.6	$39.3	$40.6	$39.3	3.1%
Gross Margin	56.1%	52.9%	58.3%	59.4%	(1.9)%
Operating Income (Loss)	$1.7	$(2.3)	$3.8	$2.7	38.4%
Operating Margin	4.3%	(5.9)%	9.4%	7.0%	34.3%
Net Income (Loss)	$0.7	$(3.9)	$2.1	$0.8	$1.3
Net Income (Loss) Per Diluted Share	$0.05	$(0.34)	$0.17	$0.07	$0.10

*	A presentation of, and a reconciliation of, non-GAAP financial measures with the most directly comparable GAAP measures can be found in the financial tables below.

The non-GAAP results are a supplement to financial statements based on generally accepted accounting principles (“GAAP”). The Company believes this presentation provides investors and LeCroy management with additional insight into its underlying results because of the materiality of certain primarily non-cash charges related to LeCroy’s October 2, 2006 and October 29, 2004 acquisitions of Catalyst Enterprises, Inc. (“Catalyst”) and Computer Access Technology Corporation (“CATC”), respectively, as well as share-based compensation costs, business realignment charges, inventory write-downs and loss on debt extinguishment, in each case as compared to LeCroy’s GAAP results for the three- and nine-month periods ended March 29, 2008 and March 31, 2007, respectively. The Company excludes these expenses when evaluating core operating activities and for strategic decision making, forecasting future results and evaluating current performance. For more information on LeCroy’s use of non-GAAP results, please refer to the section entitled Use of Non-GAAP Financial Measures below.

Financial Results

LeCroy reported third-quarter fiscal 2008 revenue of $40.6 million with a GAAP gross margin of 56.1%. LeCroy’s GAAP operating margin for the third quarter of fiscal 2008 was 4.3%. The Company reported GAAP operating income of $1.7 million and GAAP net income of $0.7 million, or $0.05 per diluted share.

GAAP operating income for the third quarter of fiscal 2008 includes $2.0 million in non-cash charges, which consists of $1.1 million in share-based compensation, $84,000 for the fair-value adjustment to acquired inventory, $530,000 for the fair value inventory write-off associated with the Catalyst acquisition and $339,000 in business realignment charges. Excluding those items, for the third quarter of fiscal 2008 the Company reported a 9.4% non-GAAP operating margin, $3.8 million of non-GAAP operating income and $2.1 million of non-GAAP net income, or $0.17 per diluted share.

Comments on the Third Quarter

“Improved execution in our distribution channel drove impressive oscilloscope sales, resulting in another solid quarter for LeCroy,” said President and Chief Executive Officer Tom Reslewic. “The Company’s total revenue tracked closely to plan, and as a result of our sales growth and the operating cost reductions this past year, we reported significant improvement in operating margins and profitability. Our increased profitability and shipment linearity led to a record quarter for cash from operations of more than $10 million. We paid down $9.5 million in debt and repurchased approximately $1.1 million of LeCroy shares, all while essentially maintaining our cash position.”

“We especially are pleased by our performance in oscilloscope sales this quarter,” said Reslewic. “Oscilloscope sales grew 6% year-over-year with strength at both the high and low ends of our product line. In fact, the third quarter was the strongest for oscilloscope revenue in the past eight quarters. With the overall oscilloscope market flat compared with a year ago, it is likely we have gained some market share. Our revenue momentum and market share gains are particularly noteworthy as our competitors have launched major new products in the past year. This reflects the strengthening of our distribution channels and positions us well for success when our own next-generation products hit the market in the coming months.”

“Our adjusted gross margin was 58.3% compared with 59.4% for the third quarter of fiscal 2007 and 59.2% in the sequential second quarter,” added Reslewic. “The shift in margin is a direct reflection of increased oscilloscope sales as a percentage of total sales in the quarter. Operating expenses in the third quarter were significantly lower than a year ago as we continued to realize the benefits of our cost reductions and operational streamlining.”

“Stronger oscilloscope sales were slightly offset by lower sales for our protocol analysis products,” said Reslewic. “Storage protocol sales were soft compared with our sequential second quarter and our third quarter a year ago, which were particularly strong in storage protocols. In addition, uncertainty about the deployment of UWB-based protocols like Wireless USB has affected sales of our UWB analyzers. Sales of PCI Express tools continue to grow and looking farther ahead, we are excited by the potential for the emerging USB 3.0 standard with data rates 10 times faster than USB 2.0. Given LeCroy’s dominance in the USB market, we are well positioned to participate in the USB 3.0 opportunity as it develops.”

Business Outlook and Financial Guidance

“We believe LeCroy has the ability to gain share in the global oscilloscope market,” Reslewic said. “In addition, our protocol solutions product line, with a commanding market share, is highly profitable and is well positioned in a variety of standards to ‘catch a wave’ and generate nice bursts of growth as key standards emerge and evolve.”

“For the first three quarters of FY2008 we have successfully executed our strategy of improving our distribution effectiveness and our overall profitability in advance of any significant new oscilloscope product introductions,” said Reslewic. “We have made improvements to existing products and enhanced our competitiveness in many areas. However, most of our products are still powered by a chipset first deployed in 2002.”

“Our long-awaited “Apollo” chipset represents another significant advance in LeCroy’s oscilloscope technology,” said Reslewic. “In the coming months we will begin launching a wave of new Apollo-based product platforms and models that will deliver performance, speed and analysis capabilities unmatched in LeCroy’s history. In just a few weeks we will begin our pre-launch marketing activities, including product previews for select customers and members of the trade press.”

“Even more important than deploying Apollo-based products is making sure that we minimize the time between Apollo and the next-generation chipset” stated Reslewic. “To that end we are taking actions now to jump-start the development of future-generation technologies and products. While we have been careful with our expenses and headcount during the past year and expect to maintain this discipline going forward; we believe targeted investment in our design staff is critical to shortening the cycle between major scope developments in the future. As part of this process, we plan to expand our existing design center in Beaverton, Oregon. The Northwest US is close to several key customers and has a concentrated talent pool from which to recruit.”

“As we enter our fourth fiscal quarter, we are keeping a watchful eye on the demand environment,” added Reslewic. “Despite a potential disruption related to the upcoming product transition and some targeted investment in product development, we are reiterating the FY2008 guidance we issued at the start of the fiscal year for revenues in the range of $155 million to $165 million and non-GAAP operating income to be in the range $12 million to $17 million. With one quarter to go, we expect both revenues and non-GAAP operating income to be at the mid-point of the range to slightly above the mid-point of the range.”

“Clearly fiscal 2008 is shaping up to be a successful year. We will have grown revenues, generated solid profits, improved our balance sheet, enhanced our distribution channels, and moved a wave of new products through the pipeline. We anticipate an exciting fiscal 2009 ahead,” concluded Reslewic.

Conference Call Information

LeCroy will broadcast its quarterly conference call for investors live over the Internet today, April 16, 2008 at 10:00 a.m. ET. To access the webcast, visit the “Events Calendar” in the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com. The call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company's website.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis"—capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to expectations regarding: revenue momentum and market share gains; our position for success based on strengthening of our distribution channels; our position for success when our own next-generation products are marketed; our position to participate in the USB 3.0 opportunity; our ability to gain share in the global oscilloscope market; our position of protocol solutions product line in a variety of standards to grow as key standards emerge and evolve; the Apollo-based product platforms and their models that will deliver high levels of performance speed and analysis capabilities; our initiation of programs to jump-start the development of future-generation technologies and products; our plan to expand the size of our Oregon facility; our ability to control expenses; our ability to have a successful year; our projected revenues in the range of $155 million to $165 million and non-GAAP operating income to be in the range $12 million to $17 million; our growth in revenues, generation of solid profits, improvement in our balance sheet, enhancement of our distribution channels, and movement of a wave of new products through the pipeline; our anticipation of a successful 2008 and an exciting fiscal 2009. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company's reports on file with the SEC.

Use of Non-GAAP Financial Measures

Certain disclosures in this press release include "non-GAAP financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Consolidated Balance Sheets, Consolidated Statements of Operations or Cash Flows of the Company.

We define non-GAAP gross profit as gross profit as reported under GAAP less primarily non-cash charges for write-down of inventory, share-based compensation costs included in cost of sales, business realignment charges, the incremental cost of sales related to the fair value adjustment for the acquired Catalyst and CATC inventory and the amortization of intangible assets acquired from CATC and Catalyst. The Company owns other intangible assets, which are amortized in the normal course of business for which the amortization of those assets is not excluded in determining non-GAAP gross profit. In addition, depreciation on other depreciable assets acquired from CATC and Catalyst, most notably property and equipment, is not excluded in determining non-GAAP gross profit. Non-GAAP gross margin is computed as non-GAAP gross profit as a percentage of total revenues. Non-GAAP gross profit and non-GAAP gross margin are not substitutes for comparable GAAP measures.

We define non-GAAP operating income as operating income (loss) reported under GAAP less primarily non-cash charges for write-down of inventory, charges for acquired in-process research and development, share-based compensation costs, business realignment charges, the incremental cost of sales related to the fair value adjustment for acquired Catalyst and CATC inventory and amortization of intangible assets acquired from CATC and Catalyst. Non-GAAP operating margin is computed as non-GAAP operating income as a percentage of total revenues. Non-GAAP operating income and non-GAAP operating margin are not substitutes for comparable GAAP measures.

We define non-GAAP net income as net income (loss) reported under GAAP less primarily non-cash charges for write-down of inventory, charges for acquired in-process research and development, share-based compensation costs, business realignment charges, the incremental cost of sales related to the fair value adjustment for acquired Catalyst and CATC inventory, amortization of intangible assets acquired from CATC and Catalyst, and loss on extinguishment of debt, each net of applicable income taxes, such that the effective blended statutory rate, for non-GAAP net income is approximately 37% and 33.5%, on a year-to-date basis, plus tax return filing true-ups and reserve adjustments, for each of the full fiscal 2007 and 2008 years, respectively. Non-GAAP net income is not a substitute for GAAP net income.

We define non-GAAP net income per diluted common share as non-GAAP net income divided by the weighted average number of shares outstanding plus the dilutive effect of stock options, restricted stock and the convertible notes, on a GAAP basis, as applicable. Non-GAAP net income per diluted common share is not a substitute for GAAP net income per diluted common share.

Non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP net income per diluted common share, as we defined them, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define such non-GAAP measures in the same manner. A presentation of, and a reconciliation of our non-GAAP financial measures with, the most directly comparable GAAP measures are included in the accompanying financial data.

LeCROY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

PRELIMINARY

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Revenues:
Test and measurement products	$37,761	$37,651	$113,138 *	$109,207
Service and other	2,793	1,691	6,689 *	5,292

Total revenues	40,554	39,342	119,827	114,499

Cost of revenues:
Share-based compensation	46	31	79	118
Other costs of revenues	17,765	18,493	50,978	51,523

	17,811	18,524	51,057	51,641

Gross profit	22,743	20,818	68,770	62,858

Operating expenses:
Selling, general and administrative:
Share-based compensation	688	805	2,777	3,124
Other selling, general and administrative expenses	12,433	14,260	36,848	39,468

	13,121	15,065	39,625	42,592

Research and development:
Share-based compensation	356	440	858	1,195
Other research and development expenses	7,757	7,640	22,161	27,382

	8,113	8,080	23,019	28,577

Reimbursement from escrow account	(240)	—	(240)	—

Total operating expenses	20,994	23,145	62,404	71,169

Operating income (loss)	1,749	(2,327)	6,366	(8,311)

Loss on extinguishment of debt	—	(551)	—	(997)
Other, net	(1,031)	(1,126)	(3,553)	(3,175)

Other expense, net	(1,031)	(1,677)	(3,553)	(4,172)

Income (loss) before income taxes	718	(4,004)	2,813	(12,483)
Provision (benefit) for income taxes	65	(69)	291	(1,501)

Net income (loss)	$653	$(3,935)	$2,522	$(10,982)

Net income (loss) per common share
Basic	$0.06	$(0.34)	$0.21	$(0.94)
Diluted	$0.05	$(0.34)	$0.21	$(0.94)

Weighted average number of common shares:
Basic	11,763	11,499	11,759	11,736
Diluted	12,032	11,499	12,000	11,736

*	The three quarters ended March 29, 2008 reflects a reclassification of revenue of $1.1 million from Test and measurement products to Service and other for the two quarters ended December 29, 2007 to conform to the current period presentation.

LeCROY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

PRELIMINARY

In thousands	March 29, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$11,593	$10,448
Accounts receivable, net	30,656	31,941
Inventories, net	34,192	38,645
Other current assets	10,469	9,608

Total current assets	86,910	90,642

Property and equipment, net	20,669	20,339
Goodwill	105,771	105,885
Other non-current assets	14,282	14,453

TOTAL ASSETS	$227,632	$231,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,642	$16,905
Current portion of debt and capital leases	230	3,619
Accrued expenses and other current liabilities	14,926	15,408

Total current liabilities	31,798	35,932

Long-term bank debt	—	9,410
Senior convertible notes	72,000	72,000
Deferred revenue and other non-current liabilities	4,515	1,246

Total liabilities	108,313	118,588

Stockholders’ equity	119,319	112,731

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$227,632	$231,319

LeCROY CORPORATION

RECONCILIATION OF REPORTED GAAP RESULTS

TO NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

PRELIMINARY

	Quarter Ended		Three Quarters Ended
In thousands	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
GAAP gross profit, as reported	$22,743	$20,818	$68,770	$62,858

Non GAAP adjustments:
Charge for write-down of inventory, including fair-value adjustment of $530 and $659, for the quarter and three quarters 2008 and 2007, respectively	770	1,749	770	1,804
Share-based compensation	46	31	79	118
Incremental cost of sales related to fair-value adjustment to inventory	84	53	149	1,577
Amortization of intangible assets acquired	—	342	458	1,517
Business realignment	2	375	134	375

Non GAAP gross profit	$23,645	$23,368	$70,360	$68,249

	Quarter Ended		Three Quarters Ended
In thousands	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
GAAP operating income (loss), as reported	$1,749	$(2,327)	$6,366	$(8,311)

Non GAAP adjustments:
Charge for acquired in-process research and development	—	—	—	4,000
Charge for write-down of inventory, including fair-value adjustment of $530 and $659, for the quarter and three quarters 2008 and 2007, respectively	530	1,749	530	1,804
Share-based compensation	1,090	1,276	3,714	4,437
Amortization of intangible assets acquired	—	342	458	1,556
Incremental cost of sales related to fair-value adjustment to inventory	84	53	149	1,577
Business realignment	339	1,646	954	2,082

Non GAAP operating income	$3,792	$2,739	$12,171	$7,145

	Quarter Ended		Three Quarters Ended
In thousands	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
GAAP net income (loss), as reported	$653	$(3,935)	$2,522	$(10,982)

After-tax effect of Non GAAP adjustments:
Charge for acquired in-process research and development (no tax benefit)	—	—	—	4,000
Charge for write-down of inventory, including fair-value adjustment of $530 and $659, for the quarter and three quarters 2008 and 2007, respectively	352	1,102	352	1,137
Share-based compensation	776	2,003	2,623	4,431
Amortization of intangible assets acquired	—	215	314	980
Incremental cost of sales related to fair-value adjustment to inventory	56	33	100	993
Business realignment	225	1,037	646	1,312
Loss on extinguishment of debt	—	347	—	628

Non GAAP net income	$2,063	$802	$6,558	$2,499

	Quarter Ended		Three Quarters Ended
In thousands, except per share data	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net income (loss) per common share
Diluted, as reported	$0.05	$(0.34)	$0.21	$(0.94)
Diluted, non GAAP	$0.17	$0.07	$0.55	$0.21

Weighted average number of common shares:
Diluted, as reported	12,032	11,499	12,000	11,736
Diluted, non GAAP	12,032	11,782	12,000	12,034